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                                                               Exhibit 10.36


July 20, 2000

PERSONAL & CONFIDENTIAL

Mr. John Reed
Citigroup
153 East 53rd Street
New York, New York 10043

Dear John:

As we discussed, I recommended to the Compensation Committee that they approve Items 1 through 7 contained in my draft letter to you of June 15th, and they have done so. The items listed below are the same as listed in the draft.


     1. There would be a cash payment of $5 million which largely represents an allocated incentive bonus for this year. It is my thought that this would be paid promptly after being voted on by the Compensation Committee.

     2. Your new SERP calculation yields an annual benefit of approximately $2,865,000 (subject to final determination by the actuaries), this number having now been calculated on the same basis as that of other senior Citicorp participants. The SERP calculation is inclusive of the above $5 million cash payment.

     3. The company would continue to provide the normal lawsuit indemnifications arising from company employment, and D & O coverage in reasonable size relating to your activities as an officer and director of the company.

     4. The company would furnish financial planning services for up to five years in a reasonable amount.


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     5.   An office at Citigroup, secretarial support, and
          access to a car and driver would be provided to you for as long as you deem useful. In the event that at any point you choose not to maintain an office in New York City, you would be provided an office and secretarial support in a location of your choice to age 75.

     6. If requested by the company to perform certain business functions in locations removed from this area or for business functions for which you have previously committed, you will be provided corporate aircraft.

     7. The computer that you use at home would stay, if useful, or we would provide a new one if desirable.

In lieu of asking for any specific form of agreement relating to non-competition, etc., we will simply accept your statement of intent, as expressed to Fred Cook, and we would ask you to provide us a letter setting forth that statement of intent.

In addition, as is customary, we would propose that the Company and you agree to mutual general releases.

Please sign and return one of the attached copies.


                                        Accepted and Agreed:
                                        /s/ John S. Reed
                                        John S. Reed
                                        Date: July 20, 2000